Contract for Loan on Guarantee

Loaner: Zhejiang Changxing Agricultural Cooperative Bank
Loanee: Changxing Chisen Electric Co., Ltd.
Guarantor: Zhejiang Chisen Glass Co., Ltd.

This Contract is entered into upon unanimous consultation among the Loaner, the Loanee and the Guarantor and in accordance with Chinese laws, rules and relevant regulations.

Article 1	Amount, Type and Purpose: The Loaner agrees to offer the Loanee the loan of RMB 10 million (say ten million Yuan Renminbi) at the type of short-term loan for the purpose of busing raw materials.

Article 2
Loan Period: The loan period hereof shall commence from June 27, 2008 and end on June, 21, 2009. If the real date to grant loan is different from the abovementioned, the loan receipt shall be referred to.

Article 3
Loan Rate: the loan rate hereof shall be monthly 8.0925%. In the event that the People's Bank of China adjusts the reference loan rate, if the loan period is shorter than 1 (inclusive) year, the loan rate prescribed herein shall be unchangeable; if the loan period is beyond 1 year, such loan rate shall be adjusted pursuant to the adjustment by the People's Bank of China in the yearly manner and the loaner will not send further notice to the loanee or the guarantor.

Article 4
Repayment Method: The repayment method prescribed herein is monthly repayment, each 20th day of the last month of each quarter is the expiry date for interest, and the succeeding date thereof shall be the interest payment date. The overdue payment shall be deemed breach of contract. The principal shall be paid off at lump sum at the expiration of loan period, contemporaneously with total interests. However if otherwise prescribed in loan receipt, the repayment method shall be executed pursuant thereto.

Article 5	Guaranty Method: The guarantor is willing to provide joint and several liability for the credit of the loaner hereof.

Article 6
Guaranty Period: The guaranty period shall be 2 years since the expiry date of loan period. Provided that the loaner receives the unexpired loan in advance, it shall be deemed the expiration of loan period. In the event of extension of the loan period, the guaranty period shall be 2 years since the expiry date of the extended loan period.

Article 7
Coverage of Guaranty: the coverage of guaranty shall be the principal and interests (including penalty interest and double interest) of loan, damages and the cost for realization of credit that shall include legal cost, attorney's fee, traveling cost and other reasonable fees.

Article 8
Special Provision: (1) in the event of failure of the main contract hereof, the guaranty clause shall still remain effective and the guarantor shall undertake the joint and several liability to the loaner for all creditor's right (rights) pursuant hereto; (2) provided that the loan rate is raised pursuant to Clause 3 hereof, the guarantor shall agree to undertake the joint and several liability for the interest increment produced by the increase of the loan rate pursuant the guarantee clause hereof; (3) provided that the loaner transfers its creditor's right according to the law, the guarantor shall still undertake the joint and several liability pursuant hereto; (4) provided that creditor's right of the loaner hereof is guaranteed by other person and/or material, no matter the material guarantee is offered by the loanee or the third party, the loner, when asserting a claim, may realize the creditor's rights as to the material guarantee or require the guarantor to undertake the joint and several liability, or both contemporaneously; (5) the guarantor agrees to keep close watch on the operation of the loanee, and in the event of the bankruptcy and liquidation of the loanee, shall be presumed to know, or should know, such behavior, and the guarantor shall exercise the right of recovery in advance; (6) either common or separate guaranty by the guarantor shall be deemed relationship of joint and several guaranty; (7) the loaner's claim of guaranty liability to any guarantor shall be deemed concurrent claim to other guarantors.

Article 9
Extension of Loan Period: In the event of extension of the loan period, the loanee shall apply in writing to the loaner prior to the expiry thereof, and a separate repayment agreement will be entered into among the loan, the loanee and the guarantor after the consent of the loaner and the guarantor. After extension of the loan period, if the extension, plus the original period, reaches a new loan rate, such loan rate will be executed since the date of such extension.

Article 10
The loaner shall be entitled to suspend the loan not offered hereunder and recover the unexpired loan in advance upon the occurrence of any one of the following circumstances that the loanee,: (1) fails to pay the principal or interest as scheduled, or to pay the principal and interest as otherwise prescribed in loan receipt; (2) fails to use the loan as designated; (3) fails to accept or cooperate in the inquiry or supervision by the loaner; (4) fails to clear off other expired debt to the loaner, other financial institutions or the third party as scheduled; (5) or its legal representative, shareholder and senior officer participates in serious gamble, narcotic taking or other unlawful practice; (7) is involved in material unfavorable legal proceedings; (8) is imposed by administration material administrative punishment; (9) stops operation due to poor management; (10) hides enterprise's financial condition or operating situation; (11) operates contracting, commission operation, lease, JV, merger, consolidation, dissolution, transfer, stock investment or reduces registered capital without the written consent of the loaner; (12) changes company name, legal representative, shareholder, registered address or business scope; (13) is involved in tax evasion, bankruptcy, dissolution, is ordered to suspend operation or revoked business license; (14) has other serious matter influencing repayment ability.

Article 11
Provided that the guarantor has any one of the circumstances as prescribed in subsections 4 to 14 of Article 10, the loaner shall be entitled to suspend the offer of loan hereunder and to recover the unexpired loan in advance.

Article 12	Liability for Breach of Contract

1.
The loanee's breach of contract and relevant liabilities: (1) if the loanee fails to repay the loan principal (including extension of loan period), the loanee shall pay the penalty interest of 40% of the loan interest hereof from the date of such failure; (2) if the loanee fails to repay the loan interest, the loanee shall pay a double interest according to the penalty interest; (3) if the loanee fails to use the loan for the purpose as prescribed herein, the loanne shall pay a penalty interest of 50% of the loan interest for the period of peculation of the loan; (4) in the event of early repayment, the loanee shall have the consent of the loaner.

2.
The loaner's breach of contract and relevant liabilities: If the loaner fails to offer loan to the loanee pursuant hereto, the loaner shall pay the laonee the defaul fine according to the default amount, penalty interest rate and the number of days of such failure.

Article 13
Performance of Contract: 1. The loanee shall open account in the loaner, and the loaner's transfer of loan to the said account shall be deemed the performance of duty to offer loan; 2. For the recovery of expired principal and interest or early recovery of principal and interest pursuant to the Contract, the loaner may directly deduct from the accounts of the loanee or the guarantor.

Article 14
Use of Information: The loanee and the guarantor agree with the loaner to input (inquire, disclose) the related information thereof in accordance with the rules and regulations set forth by the People's Bank of China or other financial administrations.

Article 15	Others: N/A.

Article 16
Dispute: Any dispute arising from or in connection with the performance of the Contract shall preferably be settled through friendly consultation among the loaner, the loanee and the guarantor. If no settlement can be reached through such consultation, such dispute may be instituted to the court of the place in which the loaner is located.

Article 17	Miscellaneous

1.	The loan receipt is an integral part of the Contract and shall have the equal effect herewith.
2.	Any notarial cost or other fees arising herefrom shall be paid by the loanee or the guarantor.
3.	In the event that the guaranteed debt hereof has been settled, but such settlement is deemed invalid by the legal document, the Contract shall continue to survive.
4.	Effectiveness of Contract: The Contract shall take effect since being signed (sealed) by each party hereto.
5.	The loaner has submitted the Contract to the loanee and the guarantor for an overall and accurate provisions herein and given full statement hereof according to the requirements thereof.
6.	The Contract shall be executed in four copies, two for the loaner and one for each of the loanee and the guarantor, each of which shall be equally authentic.

The loanee (seal): Changxing Chisen Electric Co., Ltd.
Legal representative (signature): /s/ Xu Kecheng

The Loaner (seal): Zhejiang Changxing Agricultural Cooperative Bank
Authorized representative (signature): /s/ Chen Faliang

The guarantor (seal): Changxing Chisen Glass Co., Ltd.
Legal representative (signature): /s/ Xu Kecheng

Date: June 27, 2008